UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MORGAN, ROBERT E.
   7 SAN SEBASTIAN
   NEWPORT BEACH, CA  92660
   USA
2. Issuer Name and Ticker or Trading Symbol
   PACIFIC GULF PROPERTIES INC.
   PAG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   DECEMBER 31, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   DIRECTOR
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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     COMMON STOCK          |12/23/|G   | |100 SHARES        |D  |           |                   |I     |(1)                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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     COMMON STOCK          |12/30/|P   | |300 SHARES        |A  |23-3/16    |31,854 SHARES      |I     |(2)                        |
                           |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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NON-QUALIFIED STOCK OP|$23.75  |12/31|A   |V|4,000 SHRS |A  |(3)  |12/30|COMMON STOCK|4,000 S|       |4,000 SHRS  |D  |            |
TION                  |        |/97  |    | |           |   |     |/07  |            |HRS    |       |            |   |            |
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(RIGHT-TO-BUY)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Transfer to minor granddaughter under Uniform Gifts to Minors Act. The reporting person disclaims beneficial ownership of said securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of these shares for purposes of Section 16 or for any other purpose.
(2) These shares are held in a trust for the benefit of the reporting person's spouse. The reporting person's spouse is trustee of the
trust.
(3) Non-employee director stock option granted pursuant to the Pacific Gulf Properties Inc. 1993 Share Option Plan,
as amended.  The stock option is presently exercisable in
full.
SIGNATURE OF REPORTING PERSON
/s/  ROBERT E. MORGAN
DATE
JANUARY 6, 1998